[Green Bankshares, Inc. Logo]

CONTACT:      James E. Adams
Executive Vice President and Chief Financial Officer
423-278-3050

GREEN BANKSHARES AND CIVITAS MERGER CLOSES

GREENEVILLE, Tenn. (May 21, 2007) - Green Bankshares, Inc. (NASDAQ: GRNB), the holding company for GreenBank, today announced that it formally closed its merger with Civitas BankGroup, Inc., effective Friday, May 18, 2007. The transaction was approved by the shareholders of both companies last week.

The Company has begun mailing election forms and letters of transmittal to Civitas shareholders whereby those shareholders may elect the form of consideration that they are to receive in the merger. Subject to the requirement that 70% of the aggregate consideration in the merger consist of Green Bankshares common stock, Civitas shareholders may elect to receive: (1) 0.2674 shares of Green Bankshares stock; (2) $10.25 in cash; or (3) a combination of cash and Green Bankshares stock. The deadline for the return of election forms is June 4, 2007.

The combined company, which adopted its new name, Green Bankshares, following the approval of the shareholders, creates a Tennessee-centered, $2.8 billion bank holding company - the second largest bank headquartered in Tennessee. The combined company will trade on the NASDAQ Global Select Market under the symbol “GRNB.” Effective today, trading in Civitas stock (NASDAQ: CVBG) has been discontinued.

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